As filed with the Securities and Exchange Commission on April 27, 2022

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

W.W. GRAINGER, INC.

(Exact name of registrant as specified in its charter)

Illinois	36-1150280
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Grainger Parkway
Lake Forest, Illinois	60045-5201
(Address of Principal Executive Offices)	(Zip Code)

W.W. Grainger, Inc. 2022 Incentive Plan

(Full title of the plan)

John L. Howard
Senior Vice President and General Counsel
W.W. Grainger, Inc.

100 Grainger Parkway, Lake Forest, Illinois 60045-5201

(Name and address of agent for service)

(847) 535-1000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer ☒	Accelerated filer ☐
Non-Accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by W.W. Grainger, Inc., a corporation organized under the laws of the State of Illinois (the “Company” or the “Registrant”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Commission on February 23, 2022 (“Annual Report”) (including the information incorporated by reference therein from the Company’s Definitive Proxy Statement on Schedule 14A for the 2022 Annual Meeting of Shareholders filed with the Commission on March 17, 2022).

(b) The Company’s Current Report on Form 8-K, filed with the Commission on February 16, 2022.

(c) The descriptions of the Company’s common stock (“Common Stock”) contained in Exhibit 4.8 to the Company’s Annual Report, including any amendments or reports filed thereunder that update or otherwise modify such descriptions.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the filing of this Registration Statement shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Hugo Dubovoy, Jr., Vice President, Corporate Secretary of the Registrant, will pass upon the validity of the issuance of the shares of Common Stock offered by this Registration Statement. As of the date of this filing, Mr. Dubovoy beneficially owns less than 1% of the Registrant’s outstanding Common Stock and has vested stock options, unvested restricted stock units and unvested performance shares. Mr. Dubovoy is eligible to participate in the W.W. Grainger, Inc. 2022 Incentive Plan.

Item 6. Indemnification of Directors and Officers.

Section 8.75 of the Illinois Business Corporation Act of 1983, as amended, provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Under certain circumstances, such Section permits a corporation to indemnify its directors, officers, employees, and agents against expenses actually and reasonably incurred in connection with the defense or settlement of shareholder derivative actions. Such Section also provides that the corporation may purchase insurance on behalf of any such director, officer, employee or agent.

The Company’s Bylaws provide that the Company shall indemnify the directors and officers of the Company under the circumstances described in the preceding paragraph, subject, except in the case of defense expenses, to a finding by the Company’s Board of Directors, its shareholders or, under certain circumstances, independent legal counsel that the applicable standard of conduct has been met.

The Company entered into Indemnification Agreements with each of its directors and certain of its officers providing that the Company shall indemnify the directors and officers under the circumstances described above, subject, except in the case of defense expenses, to a finding by any appropriate person or body consisting of a member or members of the Company’s Board of Directors or any other person or body appointed by the Board of Directors who is not a party to the particular claim for which the director or officer is seeking indemnification or independent legal counsel that the applicable standard of conduct has been met.

Under an insurance policy maintained by the Company, the directors and officers of the Company are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the liabilities that might be imposed as a result of claims, actions, suits or proceedings that may be brought against them by reason of being or having been such directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Restated Articles of Incorporation of the Registrant, incorporated by reference to Exhibit 3(i) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998
4.2	By-Laws of the Registrant, as amended March 9, 2017, incorporated by reference to Exhibit 3.1.1 to the Registrant’s Current Report on Form 8-K dated March 9, 2017
5.1	Opinion of Hugo Dubovoy, Jr.
23.1	Consent of Ernst & Young LLP
23.2	Consent of Hugo Dubovoy, Jr. (included in Exhibit 5.1)
24.1	Power of Attorney (included on Signature Page)
99.1	W.W. Grainger, Inc. 2022 Incentive Plan., incorporated by reference to Appendix C of the Registrant’s Definitive Proxy Statement filed on March 17, 2022
107	Filing Fees

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of the Registrant’s articles of incorporation, by-laws or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois, on April 27, 2022.

W.W. GRAINGER, INC.

By:	/s/ D.G. Macpherson
Name: D.G. Macpherson
Title: Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby severally constitutes and appoints John L. Howard and Hugo Dubovoy, Jr. and each of them acting singly, as his or her true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, to sign for him or her and in his or her name, place and stead, in any and all capacities indicated below, the registration statement on Form S-8 filed herewith and any and all pre-effective and post-effective amendments and supplements to said registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ D.G. Macpherson	Chairman of the Board and Chief Executive Officer, Director	April 27, 2022
D.G. Macpherson	(Principal Executive Officer and Director)

/s/ Deidra C. Merriwether	Senior Vice President and Chief Financial Officer	April 27, 2022
Deidra C. Merriwether	(Principal Financial Officer)

/s/ Laurie R. Thomson	Vice President and Controller	April 27, 2022
Laurie R. Thomson	(Principal Accounting Officer)

/s/ Rodney C. Adkins	Director	April 27, 2022
Rodney C. Adkins

/s/ Beatriz R. Perez	Director	April 27, 2022
Beatriz R. Perez

/s/ Michael J. Roberts	Director	April 27, 2022
Michael J. Roberts

/s/ Susan Slavik Williams	Director	April 27, 2022
Susan Slavik Williams

/s/ Lucas E. Watson	Director	April 27, 2022
Lucas E. Watson

/s/ Steven A. White	Director	April 27, 2022
Steven A. White